EXHIBIT 99.1

NASDAQ:	CHFC and BWFC
FOR RELEASE:	IMMEDIATELY
DATE:	AUGUST 29, 2001

CONTACT:	CHEMICAL FINANCIAL CORPORATION Aloysius J. Oliver, President and Chief Executive Officer (989) 839-5350

BANK WEST FINANCIAL CORPORATION Ronald A. Van Houten, President and Chief Executive Officer (616) 785-3400

SHAREHOLDERS OF BANK WEST FINANCIAL CORPORATION
APPROVE MERGER WITH CHEMICAL FINANCIAL CORPORATION

          Midland, Michigan and Grand Rapids, Michigan -- Aloysius J. Oliver, President and CEO of Chemical Financial Corporation ("Chemical"), and Ronald A. Van Houten, President and CEO of Bank West Financial Corporation, announced today that the shareholders of Bank West Financial Corporation voted to approve the merger of the two companies. Of the total shares voted, 95.3% of Bank West Financial Corporation's shares were voted to approve the merger. The merger was also approved by the Federal Reserve System on August 22, 2001 and by the Federal Deposit Insurance Corporation on August 24, 2001. These approvals permit Chemical and Bank West Financial Corporation to proceed to conclude the merger, which the companies anticipate will occur in mid-September 2001.

          Bank West Financial Corporation is a holding company and parent company of Bank West located in Grand Rapids, Michigan. Bank West Financial Corporation will be merged into Chemical in the transaction. Chemical is a financial holding company headquartered in Midland, Michigan. Upon completion of this transaction, Chemical will have 128 banking offices and assets of $3.5 billion.

          Chemical common stock is traded on The Nasdaq Stock Market under the symbol "CHFC" and Bank West is traded on The Nasdaq Stock Market under the symbol "BWFC."

#          #          #